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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ZONAGEN'S ANDROXAL ACHIEVES STATISTICALLY SIGNIFICANT RESULTS VERSUS PLACEBO IN
     U.S. PHASE I/II SAFETY AND EFFICACY STUDY IN MEN WITH LOW TESTOSTERONE

          Zonagen Updates Status of Androxal(TM) Intellectual Property

The Woodlands, Texas--(BUSINESS WIRE)--July 1, 2004--Zonagen, Inc. (Nasdaq:
ZONA)(PCX: ZNG) today released results from its placebo-controlled challenge study of Androxal(TM) in hypogonadal men. Androxal(TM) is an orally administered, apparently centrally acting antagonist, that induces increased production of endogenous testosterone. The study included both placebo and positive control treatment arms. The positive control in the study was Androgel(R), the leading therapy for the treatment of testosterone deficiency. Androgel(R) consists of a cream that administers exogenous testosterone in a transdermal matrix.

Testosterone replacement therapy in aging males has gained increasing interest as a viable market opportunity. Androgel, developed by Unimed Pharmaceuticals, Inc. and marketed by Solvay Pharmaceuticals, Inc., achieved a sales rate of $100,000,000 in the United States in its first year of commercialization. Like all of the other significant testosterone therapies, Androgel(R) is a topical agent that is used daily. The market is anticipated to grow significantly within the next several years as aging and the resulting effects on lifestyle become increasingly important. Waning testosterone has been associated with a host of physical and mental conditions experienced by the aging male, including loss of muscle tone, reduction of libido and deterioration of certain cognitive functions. Unlike the existing therapies, Androxal(TM) is a once a day oral therapy that appears to act centrally thereby causing an increase in certain hormones that stimulate increased production of testosterone by the testis. Androxal(TM) could be the first significant oral therapy approved in this market.

The current study was conducted at the Advanced Biological Research, Inc. (ABR) Clinical Research Center in Hackensack, New Jersey and three additional urological practices. The trial enrolled 70 hypogonadal men with testosterone levels less than 300 ng/dl (normal 298-1034 ng/dl) that were randomized into 6 different arms, three doses of Androxal(TM), placebo, and both high and low doses of Androgel(R). Half of the men in each of the Androxal(TM) and placebo arms were randomized into cohorts that underwent in-clinic sessions on days 1 and 14 to determine pharmacokinetic parameters for Androxal(TM) as well as cyclical changes in testosterone. The placebo and Androxal(TM) doses were administered in a double blind fashion. The Androgel(R) cream was administered in an open label fashion. Half of the Androgel(R) patients underwent in-clinic sessions similar to the other patients in the study. Following the two week drug exposure patients were followed for an additional seven to ten days to determine the status of their testosterone levels.

There were no side effects noted in the Androxal(TM) arms of the study that were different than placebo. Furthermore, all three doses produced statistically significant changes in testosterone
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from baseline testosterone levels. The low, mid and high dose achieved mean increases of 169, 247, and 294 ng/dl respectively, which represents p values of 0.0053, 0.0002 and 0.0005 for the corresponding doses as compared to baseline. On the other hand, there were no statistically significant changes within the placebo group (mean decrease from baseline of -1 ng/dl), p=0.96. Furthermore, 7 of 10 men in the low dose group, 10 of 11 in the mid dose group and 10 of 10 men in the high dose group had restoration of normal testosterone levels. The Company is currently comparing the findings from this study for both the Androxal(TM) and Androgel(R) groups and will release the data as soon as it has finished its review. The full results of the study will be presented at two meetings later this year, the International Congress of Endocrinology meeting held in Lisbon during Aug. 31-Sept. 4 and the American Society of Reproductive Medicine held from Oct. 16-20 in Philadelphia.

In addition, the Company has been informed that, in view of certain prior art references, a Request for Reexamination has been granted by the United States Patent and Trademark Office for U.S. Patent No. 6,391,920 (the '920 patent) which describes subject matter related to Androxal(TM). Although there can be no assurances, the Company believes the '920 patent will be found invalid over the prior art. If not found invalid, the '920 patent could potentially block the Company's ability to practice and market its Androxal(TM) technology. The Company also has its own pending patent applications that cover the Androxal(TM) technology.

The Company is planning an end of study meeting with the FDA this summer. Once the outcome of that meeting is evaluated, Zonagen's Board of Directors will determine whether to pursue further development independently or out-license the Androxal(TM) program.

Androgel(R) is the registered trademark of Unimed Pharmaceuticals, Inc.

ABOUT ZONAGEN

Zonagen is engaged in the development of pharmaceutical products that address diseases and conditions associated with the human reproductive system.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including but not limited to Zonagen's ability to have success in the clinical development of its technologies including Androxal(TM), uncertainty relating to Zonagen's patent portfolio and competing patents if any, the reliability of clinical trials conducted in non-US jurisdictions, Zonagen's ability to raise additional capital on acceptable terms or at all, Zonagen's ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, manufacturing uncertainties related to Progenta(TM), the Company's ability to remain listed on Nasdaq, and such other risks identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission (SEC). These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements

CONTACT: Zonagen, Inc., The Woodlands
Joseph S. Podolski, 281-719-3447
SOURCE: Zonagen, Inc.